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                                                                    EXHIBIT 3(4)

                           CNA Surety Corporation
                             Board of Directors
                                March 3, 1998


                            Amendment to By-Laws



RESOLVED: That Article III, Section 14 of the Corporation's by-laws is hereby amended by adding the following as the section's last sentence:

    Nothing contained in this Section 14 shall be construed as prohibiting the board of directors from adopting a plan permitting non-employee directors to defer all or any portion of their compensation.